Exhibit 99.1

Press Contact:
Gary R. Shook
President
(540) 687-4801

MIDDLEBURG FINANCIAL CORPORATION
PROMOTES GARY R. SHOOK TO CEO.

MIDDLEBURG, Va. – April 28, 2010 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), announced today that Mr. Gary R. Shook has been named Chief Executive Officer, effective May 1, 2010.  In addition to becoming CEO, Mr. Shook retains his current duties as President of the Company and continues to serve as a director of the Company and its subsidiaries.

In announcing this promotion, Joseph L. Boling, Chairman of the Company said “Gary is an exceptional banker and a seasoned executive and he is the right person to lead this organization into the future.  This promotion is the next step in a transition plan that began three years ago and the Board of Directors and I are confident that now is the right time for Gary to assume the leadership role for the organization.”  Mr. Boling will remain as Chairman of the Board and focus his time and attention on the company’s strategic direction and business development efforts.

Mr. Shook joined Middleburg Financial Corporation in 2005 as Executive Vice President, Investment Services and Fauquier Community Executive.  In 2007, he was promoted to President of the Company and of Middleburg Bank and since 2008 he has served as President of the Company and the President and Chief Executive Officer of the Bank.  Prior to joining Middleburg Financial Corporation, Mr. Shook was Senior Vice President, Fauquier Bankshares, Inc. from 1995 to 2005.

“I am honored to be named CEO of Middleburg Financial Corporation.  This company has a rich and storied history and it is a privilege to be asked to lead the organization” said Gary R. Shook.  “Joe Boling has been an invaluable mentor for me and I am humbled by all that he has accomplished here and by all that I have learned from him.  He has set a high standard for the Company and I will do my best to live up to that expectation” noted Mr. Shook.

Since joining Middleburg Financial Corporation in 1993, Mr. Boling has transformed the Company from a community bank with a single location into a diversified financial services company that now provides commercial banking, investment, trust and mortgage services.  The Company has offices throughout Northern Virginia, as well as in Richmond and Williamsburg and has $1 billion in assets.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with eight financial service centers. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg and Williamsburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.

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